EXHIBIT 4.7

FOURTH AMENDMENT TO THE
SIGMA-ALDRICH 401(K) RETIREMENT SAVINGS PLAN
WHEREAS, Sigma-Aldrich Corporation (“Company”) previously adopted the Sigma-Aldrich 401(k) Retirement Savings Plan (“Plan”);
WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 10 thereof; and
WHEREAS, the Plan has been amended from time to time and the Company currently desires to amend the Plan to comply with (i) the minimum distribution requirements of Code Section 401(a)(9) and (ii) the Heroes Earnings Assistance and Relief Tax Act of 2008;
NOW, THEREFORE, effective January 1, 2003, for paragraphs one and two and January 1, 2009, for paragraph three, the Plan is amended as follows:
1.    Section 6.A.2 is deleted and in its place is substituted the following:

2.
Notwithstanding anything herein to the contrary, distribution of benefits shall begin no later than the April 1st of the calendar year following the later of the calendar year in which the Participant (a) attains age 70 ½ , or (b) terminates employment. Provided, however, if the Participant is a 5% owner (as defined in Code Section 416(i)), distribution of benefits shall begin no later than April 1st of the calendar year following the calendar year in which the Participant attains age 70 ½. On or before December 31 of each subsequent year, the Participant will receive a distribution equal to the amount required under Code Section 401(a)(9). See the Addendum to the Plan.

2.    A new Addendum I is added at the end of the Plan as follows:
ADDENDUM I
REQUIRED MINIMUM DISTRIBUTION
Notwithstanding anything to the contrary contained in the Plan, the entire interest of a Participant will be distributed in accordance with Code Section 401(a)(9) and the regulations thereunder beginning no later than the Participant’s Required Beginning Date. The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.
(a)    If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(1)    If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 ½, if later.
(2)    If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(3)    If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(4)    If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection (a), other than subsection (a)(1), will apply as if the surviving spouse were the Participant.
For purposes of this subsection and subsection (e), unless subsection (a)(4) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If subsection (a)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subsection (a)(1). If annuity payments irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under subsection (a)(1)), the date distributions are considered to begin is the date distributions actually commence.
(b)    Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with subsections (c), (d) and (e). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations. Any part of the Participant’s interest which is in the form of an individual account described in Code Section 414(k) will be distributed in a manner satisfying the requirements of Code Section 401(a)(9) and the Treasury regulations that apply to individual accounts.
(c)    If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:
(1)    The annuity distributions will be paid in periodic payments made at intervals not longer than one year;
(2)    The distribution period will be over a life (or lives) or over a period certain not longer than the period described in subsections (d) and (e);
(3)    Once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted;
(4)    Payments will either be nonincreasing or increase only (A) by an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics; (B) to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the beneficiary whose life was being used to determine the distribution period described in subsection (d) dies or is no longer the Participant’s beneficiary pursuant to a qualified domestic relations order within the meaning of section 414(p); (C) to provide cash refunds of employee contributions upon the Participant’s death; or (D) to pay increased benefits that result from a Plan amendment.
The amount that must be distributed on or before the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under subsection (a)) is the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bi-monthly, monthly, semi-annually, or annually. All of the Participant’s benefit accruals as of the last day of the first distribution calendar year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s Required Beginning Date. Any additional benefits accruing to the Participant in a calendar year after the first distribution calendar year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.
(d)    If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a nonspouse beneficiary, annuity payments to be made on or after the Participant’s Required Beginning Date to the designated beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A-2 of section 1.401(a)(9)-6 of the Treasury regulations. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a nonspouse beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the designated beneficiary after the expiration of the period certain. Unless the Participant’s spouse is the sole designated beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s spouse is the Participant’s sole designated beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this section, or the joint life and last survivor expectancy of the Participant and the Participant’s spouse as determined under the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the calendar year that contains the annuity starting date.
(e)    If the Participant dies before the date distribution of his or her interest begins and there is a designated beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in subsection (a) over the life of the designated beneficiary or over a period certain not exceeding:
(1)    Unless the annuity starting date is before the first distribution calendar year, the life expectancy of the designated beneficiary determined using the beneficiary’s age as of the beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or
(2)    If the annuity starting date is before the first distribution calendar year, the life expectancy of the designated beneficiary determined using the beneficiary’s age as of the beneficiary’s birthday in the calendar year that contains the annuity starting date.
If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant dies before the date distribution of his or her interest begins, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions to the surviving spouse begin, this subsection will apply as if the surviving spouse were the Participant, except that the time by which distributions must begin will be determined without regard to subsection (a).
(f)    The following definitions shall apply for purposes of this Section:
(1)    Designated beneficiary shall mean the individual who is designated as the beneficiary under the terms of the Plan and is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-1, Q&A-4 of the Treasury regulations.
(2)    A distribution calendar year is a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to subsection (a).
(3)    Life expectancy means an individual’s life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.
3.    A new paragraph is added at the end of Section 13K as follows:
For Plan Years beginning on or after January 1, 2009, a Participant will be treated as having incurred a severance of employment during any period the Participant is performing service for a period in excess of 30 days in the uniformed services (as described in Code Section 3401(h)(2)(A)). If a Participant elects to receive a distribution by reason of such severance of employment, the Participant may not make elective deferrals to the Plan during the 6-month period beginning on the date of such distribution

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 29th day of November, 2011.
SIGMA-ALDRICH CORPORATION

By /s/ Douglas W. Rau______________________
Douglas W. Rau
V. P. Human Resources